SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 5
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ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of
1934

[  ] CHECK THIS BOX IF NO LONGER SUBJECT TO SECTION 16.  FORM 4 OR
     5 OBLIGATIONS MAY CONTINUE.


1.  NAME AND ADDRESS OF REPORTING PERSON
---------------------------------------
Tluchowski, Frank G.
400 Three Springs Drive
Weirton, WV 26062


2.  ISSUER NAME AND TICKER OR TRADING SYMBOL
--------------------------------------------
Weirton Steel Corporation
WS

3.  IRS OR SOCIAL SECURITY NUMBER OF REPORTING PERSON
-----------------------------------------------------
###-##-####

4.  STATEMENT FOR MONTH/YEAR
----------------------------
12/97

5.  IF AMENDMENT, DATE OF ORIGINAL (MONTH/YEAR)
-----------------------------------------------

6.  RELATIONSHIP OF REPORTING PERSON TO ISSUER
    (CHECK ALL APPLICABLE)
-----------------------------------------------
[ ]  DIRECTOR            [ ]  10% OWNER
[x]  OFFICER (give title)[ ]  OTHER (Specify below)

Vice President - Engineering & Technology
----------------------------------
----------------------------------


TABLE I.  NON-DERIVATIVE SEURITIES ACQUIRED, DISPOSED OF, OR
          BENEFICIALLY OWNED

1.  TITLE OF SECURITY
     Weirton Steel Corporation Common Stock

2.  TRANSACTION DATE

3.  TRANSACTION CODE

4.  SECURITIES ACQUIRED (A) OR DISPOSED OF (D)
    AMOUNT          (A) OR (D)           PRICE
    --------         ---------         --------

5.  AMOUNT OF SECURITIES BENEFICIALLY OWNED AT END OF MONTH
     3,061

6.  OWNERSHIP FORM: DIRECT(D) OR INDIRECT(I)
     I

7.  NATURE OF INDIRECT BENEFICIAL OWNERSHIP
     by United National Bank as Trustee for the Weirton Steel
Corporation 1984 Employee Stock Ownership Plan


                -----------------------------------------------

TABLE II.  DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR
           BENEFICIALLY OWNED (e.g. puts, calls, warrants, options, convertible securities)

1.  TITLE OF DERIVATIVE SECURITY
     Weirton Steel Convertible Preferred, Series A

2.  CONVERSION OR EXERCISE PRICE OF DERIVATIVE SECURITY

3.  TRANSACTION DATE (MONTH/DAY/YEAR)

4.  TRANSACTION CODE

5.  NUMBER OF DERIVATIVE SECURITIES ACQUIRED(A) OR DISPOSED OF(D)
               (A)                         (D)
         --------------                 -------------

6.  DATE EXERCISABLE AND EXPIRATION DATE (MONTH/DAY/YEAR)
          DATE EXERCISABLE           EXPIRATION DATE
          ----------------           ---------------

7.  TITLE AND AMOUNT OF UNDERLYING SECURITIES
           TITLE                    AMOUNT
          -------                  --------

8.  PRICE OF DERIVATIVE SECURITY

9.  NUMBER OF DERIVATIVE SECURITIES BENEFICIALLY OWNED AT END OF
    YEAR
     509

10.  OWNERSHIP FORM OF DERIVATIVE SECURITY: DIRECT(D) OR
     INDIRECT(I)
     I

11.  NATURE OF INDIRECT BENEFICIAL OWNERSHIP
     by United National Bank as Trustee for the Weirton Steel
Corporation 1989 Employee Stock Ownership Plan



Table II (continued)
TABLE II.  DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR
           BENEFICIALLY OWNED (e.g. puts, calls, warrants, options, convertible securities)

1.  TITLE OF DERIVATIVE SECURITY
     Weirton Steel Common Stock Options

2.  CONVERSION OR EXERCISE PRICE OF DERIVATIVE SECURITY

3.  TRANSACTION DATE (MONTH/DAY/YEAR)

4.  TRANSACTION CODE

5.  NUMBER OF DERIVATIVE SECURITIES ACQUIRED(A) OR DISPOSED OF(D)
               (A)                         (D)
         --------------                 -------------

6.  DATE EXERCISABLE AND EXPIRATION DATE (MONTH/DAY/YEAR)
          DATE EXERCISABLE           EXPIRATION DATE
          ----------------           ---------------

7.  TITLE AND AMOUNT OF UNDERLYING SECURITIES
           TITLE                    AMOUNT
          -------                  --------

8.  PRICE OF DERIVATIVE SECURITY

9.  NUMBER OF DERIVATIVE SECURITIES BENEFICIALLY OWNED AT END OF
    YEAR
     10,000

10.  OWNERSHIP FORM OF DERIVATIVE SECURITY: DIRECT(D) OR
     INDIRECT(I)
     D

11.  NATURE OF INDIRECT BENEFICIAL OWNERSHIP